Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-168020 on Form S-8 dated July 6, 2010) pertaining to the ING Financial Services LLC 401(k) Savings Plan (the “Plan”) of our report dated June 24, 2014, with respect to the financial statements of the Plan included in the Annual Report on Form 11-K for the fiscal year ended December 31, 2013 relating to the Plan, filed with the Securities and Exchange Commission.

Very truly yours,

P&G Associates

June 30, 2014

646 Highway 18 East Brunswick, NJ 08816 877.651.1700 www.pandgassociates.com